Integrated Freight Corporation

42 Lake Avenue Extension Suite 208

Danbury, CT 06811

September 23rd, 2016

Securities Exchange Commission

Att.  Marva Simpson, Special Counsel Office of Enforcement Liaison

Division of Corporation Finance

100 F Street E

Washington DC 20549

Re.:    Letter of Intent re SEC Filings

Integrated Freight Corp.

File# 0-14273

Via.:  Facsimile# 202-772-9207

Dear Ms. Simpson:

I am writing you today to request of forbearance of any administrative action to revoke its registration under the Securities Exchange Act of 1934, as well as any potential suspension in the trading of the Company's securities.   Integrated Freight Corporation (the "Company") recognizes it has fallen delinquent in its reporting requirements under Section 13(a) of the Securities Act of 1934.   The Company has recently taken steps to cure this deficiency, and believes that a one hundred and twenty (120) day forbearance should allow the Company to file the delinquent as well as any upcoming filings necessary to cure the delinquency.

Therefore, I would like to take this opportunity to submit this Letter of Intent (LOI) with respect to Integrated Freight Corporation's (the "Company") plan of action to regain its status as current in its filings with the Securities Exchange Commission (SEC).

A review of the Company’s SEC filings on the EDGAR database indicates that the last Form 10-K was filed on May 30th, 2015 for the fiscal year ended March 31st, 2014.  Subsequently, the Company filed quarterly reports for the periods ended June 30th, September 30th, and December 31st, 2014.

Therefore, the Company believes that the most effective plan of action to bring its filings current with the SEC is to file the delinquent reports in the proper chronological order of their required filing deadlines.

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Form 10-K for the fiscal year ended March 31st, 2015

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Form 10-Q for the quarter ended June 30th, 2015

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Form 10-Q for the quarter ended September 30th, 2015

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Form 10-Q for the quarter ended December 31st, 2015

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Form 10-K for the fiscal year ended March 31", 2016

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Form 10-Q for the quarter ended June 30th, 2016

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Form 10-Q for the quarter ended September 30th, 2016

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All other filings that are deemed necessary to regain its status as current in its filings.

The Company has recently retained outside consultants in order to aid and assist its efforts in this process.    Specifically, the Company has retained a PCAOB registered accountant to assist in the preparation of its financial statement for audit by an independent PCOAB registered audit firm.  The Company has retained two (2) additional consultants who are experienced with the preparation of securities filings and who have experience with similar projects.

We believe that the Company now has the team in place that will allow it to complete the necessary audits and submit the past due filings to the SEC.  Very importantly, we believe that the Company will then be able to submit future filings to the SEC without falling behind in our filing requirements.

Therefore, we respectively request that the SEC grant the Company a one hundred and twenty (120) day forbearance of any administrative action to revoke its registration under the Securities Exchange Act of 1934.

Sincerely,

/s/ David Fuselier

David Fuselier, CEO

Integrated Freight Corporation